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                                                                     EXHIBIT 8.1




                           [BROWN & WOOD LETTERHEAD]


                                                               February  8, 1996




Ford Credit Auto Receivables
    Corporation
The American Road
Dearborn, Michigan  48121

                  Re:  Ford Credit Auto Loan Master Trust
                       Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as special tax counsel to Ford Credit Auto Receivables Corporation, a Delaware corporation ("FCAR"), in connection with the above-referenced Registration Statement relating to the issuance and sale of certain of the Series 1996-1 __% and Series 1996-2 Floating Rate Auto Loan Asset Backed Certificates (together, the "Certificates") issued by the Ford Credit Auto Loan Master Trust and evidencing undivided interests in a pool of receivables generated from time to time pursuant to certain wholesale automobile loan revolving credit agreements. The Certificates will be issued pursuant to the Pooling and Servicing Agreement dated as of December 31, 1991 (the "Pooling and Servicing Agreement"), among FCAR, as seller (the "Seller"), Ford Motor Credit Company, as servicer (the "Servicer"), and Manufacturers Hanover Trust Company, as trustee, and, in the case of the Series 1996-1 Certificates, the Series 1996-1 Supplement to the Pooling and Servicing Agreement, and, in the case of the Series 1996-2 Certificates, the Series 1996-2 Supplement to the Pooling and Agreement, each to be dated as of December 31, 1995, among the Seller, Servicer and Chemical Bank, as successor by merger to Manufacturers Hanover Trust Company, as trustee. We have advised the Seller with respect to certain federal income tax consequences of the proposed issuance of the Certificates. This advice is summarized under the headings "Prospectus Summary -- Tax Matters" and "Certain Tax Matters -- United States Federal
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Income Tax Consequences" in the two forms of prospectus relating to the
Certificates (the "Prospectuses"), all a part of the Registration Statement (File No. 333-00243) on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration of the Certificates under the Act. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion, the description is accurate in all material respects.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as special tax counsel to the Seller and the Trust and counsel to the Underwriters named therein) under the heading "Certain Tax Matters -- United States Federal Income Tax Consequences" in the Prospectuses, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                                         Very truly yours,


                                                         /s/ Brown & Wood










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